EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 2, 2004

Novell Announces the Closing of $600 Million Offering of 0.50% Convertible Senior Debentures

WALTHAM, MA—July 2, 2004—Novell, Inc. (NASDAQ: NOVL) announced today that it closed the sale of $600 million aggregate principal amount of 0.50% Convertible Senior Debentures due 2024, which included the exercise, in full, of the initial purchaser's option to purchase up to an additional $100 million principal amount of the debentures.

        Novell used approximately $125 million of the net proceeds of the offering to repurchase, in negotiated transactions, approximately 15.2 million shares of its common stock. Novell intends to use the balance of the net proceeds for general corporate purposes, including potential future acquisitions.

        The debentures are convertible into shares of Novell common stock at an initial conversion rate of 86.7905 shares per $1,000 principal amount of debentures (which is equivalent to a conversion premium of approximately 40% and represents a conversion price of approximately $11.52 per share) only under certain circumstances. One such circumstance is if Novell's common stock trades at or above $14.98 per share, subject to adjustment, (which is equivalent to 130% of the conversion price) for certain periods of time. Novell may redeem the debentures at par plus accrued and unpaid interest beginning on July 20, 2009. On each of July 15, 2009, 2014 and 2019, or upon the occurrence of certain fundamental changes, the holders of the debentures may require Novell to repurchase the debentures at par plus accrued and unpaid interest.

        This announcement is neither an offer to sell nor the solicitation of an offer to buy the debentures or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

        The debentures were issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The debentures and the shares of common stock issuable upon conversion of the debentures are not registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Press Contact:
Hal Thayer
Novell, Inc.
Phone: 781-464-8480
E-Mail: hal.thayer@novell.com

Investor Relations Contact:
Bill Smith Novell, Inc.
Phone: 800-317-3195
E-Mail: wsmith@novell.com